EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum President & CEO FIRST NORTHERN COMMUNITY BANCORP & FIRST NORTHERN BANK P.O. Box 547 Dixon, California (707) 678-3041	May 3, 2006

First Northern Community Bancorp 1st Quarter Earnings Report

Record Earnings Announced --- Earnings Per Share Up 45.0%

Dixon, California - First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the first quarter of 2006. Net income for the quarter ended March 31, 2006 was $2.40 million, up 42.01% from the $1.69 million earned in the same period in 2005. (First quarter 2006 net income was increased through a $280 thousand, net of tax, recovery of provision for loan losses from a prior period.) Diluted earnings per share for the quarter were $0.29, which was up 45.00%, compared to the $0.20 per diluted share earned a year ago (all 2005 per share earnings have been adjusted for a 2 for 1 stock split effective May 10, 2005 and a 6% stock dividend issued March 31, 2006).

Annualized Return on Average Assets for the period ended March 31, 2006 was 1.44%, compared to 1.08% for the same period in 2005. Annualized Return on Beginning Core Equity was 16.95%, compared to 13.29% one year ago.

Total assets at March 31, 2006 were $662.0 million, an increase of $26.6 million, or 4.2% over the first quarter of 2005. Total deposits of $589.0 million increased $25.4 million or 4.5% compared to March 31, 2005 figures. During that same period, total net loans (including loans held-for-sale) increased $12.3 million, or 2.7%, to $468.0 million.

Owen “John” Onsum, President and CEO stated, “We are extremely pleased to report our company’s first quarter 2006 performance. We had another record quarter with strong results in all key performance areas of our business. It is important to point out that while the provision for loan loss recovery does give a boost to our numbers, it should not diminish the fact that record numbers would have been achieved without the recovery. Our success in part is due to the continued gradual increases in interest rates and the positive effects they’ve had on our margins, our Company’s growing customer base, as well as the increasing productivity of our new offices.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. First Northern Bank’s stock is listed on the OTC Bulletin Board under the ticker symbol “FNRN”. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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